EXHIBIT 10.1

JOINT VENTURE AGREEMENT

TO MARKET PRODUCTS

            Koios LLC ("KO") and GreenHouse Solutions, Inc. ("GHS"), for and in consideration of mutual benefits, detriments and promises, and the cross consideration recited  herein, and the covenants, terms, and provisions hereinafter, hereby covenant, agree, and recite as follows:

            KO is the holder of a license for certain proprietary formulations of nutraceutical supplements.

            GHS wishes to produce and market a hemp enhanced nutraceutical products.

            The parties recite that KO is willing to grant a non-exclusive license for a formula for the purpose of producing nutraceutical supplements with which Koios shall combine the sublicensed formula for hemp from GHS, and other enhancing ingredients.

1.                  1.         1.                     Joint venture. KO and GHS agree to associate themselves as a joint venture for the manufacturing and sale of the nutraceutical products based in part on the licensed formula described in Schedule A to be conducted under the name of Koios "Powered by GHS".

2.                     Contributions.

                        (a)        KO grants the non-exclusive sublicense to the formula as described on Schedule A, to the joint venture as its investment, for the manufacture and marketing of a nutritional drink using KO's formula combined with a hemp ingredient ("products") which is considered to be the agreed value of the contribution of 50%. KO, during the term of the joint venture, gives the joint venture the non-exclusive right to  sell the Products using the formula without any compensation other than payment of manufacturing costs , marketing costs, and its share of the profits.

                        (b)        The contribution of GHS to the joint venture shall consist of the all manufacturing and production costs of the GHS hemp drink.

3.                     Responsibility. KO shall be responsible for the manufacture and sale of the Products and will make available sufficient skilled and unskilled workers, equipment, raw materials, supplies, manufacturing, storage and office space, clerical and sales help to accomplish the manufacture and sales. KO will use its best efforts to produce and launch the Products into the market and develop increasing use of the Products.

4.                     Conduct of operations. KO shall be responsible for and devote its time, capital and effort to the manufacturing of Products using the sublicensed formulae and shall arrange for the marketing of the Products. GHS shall be kept fully informed of the progress of the joint venture and shall be consulted by GHS on all major formulation matters.

5.                     Profit and loss. Net profits, which shall be computed by deducting all manufacturing and direct sales expenses from gross product sales receipts of the Products, shall be distributed monthly 45 days in arrears and divided between the parties as follows: 50% to GHS and 50% to KO. Losses, if any, shall be borne. KO shall provide sufficient accounting of profit and loss under GAAP, so as to be auditable, in the joint venture.

6.                     Duration and termination. The joint venture shall continue as long as marketing of the Products continues on a economically feasible basis. Termination may be effectuated by 30 days written notice subject to delivery of all paid orders and all accounting hereunder. Upon termination, assets remaining after payment of all expenses shall be divided between the parties as follows: 50% to GHS and 50% to KO.

7.                     Improvements to licensed products. Any improvements or new discoveries pertaining to the specific Products, made by either party during the term of this agreement, shall become part of this joint venture and be incorporated into the Products and shall belong to the Joint Venture.

8.                     Operation of joint venture.

                        (a)        KO shall have full authority to manage the joint venture, using its own facilities and staff. All production, manufacturing, sales and advertising expenses shall be charged to the joint venture at cost.

                        (b)        KO shall maintain all books and records of the joint venture in auditable format under GAAP and draw all checks pertaining to the joint venture which shall be kept separate and apart from its regular business and shall be subject to the inspection and audit of GHS at all times upon reasonable notice not less than 5 business days.

9.                     Arbitration. Any controversy or difference of opinion related to this joint venture which cannot be mutually resolved by the parties shall be settled by arbitration in accordance with the rules, then in effect, of the American Arbitration Association and the decision of the arbitrator shall be binding, in the venue of Denver, Colorado.

10.                   Confidential information. The Parties agree to protect each other's confidential information provided as a result of this venture:

                        (a)        "Confidential Information," as used in this Section, means information that is not generally known and that is proprietary to a Party or that the Part is obligated to treat as proprietary. This information includes, without limitation:

                                    (i)         Trade secret information about the Party and its products:

                                    (ii)        Information concerning the Party's business as conducted or as it may conduct it in the future; and

                                    (iii)       Information concerning any of a Party's past, current, or possible future products, including (without limitation) information about the Party's research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

                        (b)        Any information that a Party reasonably considers Confidential Information, or that the Party treats as Confidential Information will be presumed to be confidential Information (whether the Party or other originated it and regardless of how it obtained it).

                        (c)        Except as required in its duties tot he venture, neither party will, either during or after the term of this Agreement, use or disclose Confidential Information to any person not authorized by the other Party to receive it.

                        (d)        If this Agreement is terminated, each Party will promptly turn over to the other all records and any compositions, articles, devices, apparatus, and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them, within 30 days. The rights of a Party set forth in this Section are in addition to any rights of the Party with respect to protection of trade secrets or Confidential Information arising out of the common or statutory laws of the State of Colorado or any other state or any other country wherein the party may from time to time perform services pursuant to this Agreement this Section shall survive the termination or expiration of this Agreement.

            11.       Miscellaneous

(a)        Successors and Assigns.  This Agreement is binding on and ensures to the benefit of Parties, its successors and assigns, all of which are included in the term the "Party" as it is used in this Agreement.  Neither this Agreement nor any duty or right hereunder will be assignable or otherwise transferable by either party without the written consent of the other Party, except that a Party may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of the party's its assets or business.  This Agreement will be deemed materially breached by Party if its successor or assign does not assume substantially all of the assigning or merged Party's obligations under this Agreement.

                                    (b)        Modification.  This Agreement may be modified or amended only by a writing signed by both Parties.

(c)        Governing Law.  The laws of Colorado will govern the validity, construction, and performance of this Agreement.  Any legal proceeding related to this Agreement will be brought in an appropriate Colorado court, and both Parties hereby consent to the exclusive jurisdiction of that court for this purpose.

(d)        Construction.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid.  The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e)        Waivers.  No failure or delay by either the Party in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Party of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f)         Captions.  The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

(g)        Entire Agreement.  This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

                        (h)        Legal Fees and Costs.  In the event that a legal action is brought to enforce this agreement due to a breach the other Party, the prevailing Party shall be entitled to attorney's fees and costs of such action.

(i)         Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below.  These addresses may be changed at any time by like notice.

                                    In the case of the GreenHouse Solutions, Inc.:

                                    In the case of Koios LLC:

            In witness whereof, the parties have signed this agreement on the _____ day of ________________, 2015.

GreenHouse Solutions, Inc.                                           Koios LLC

A Nevada Corporation

By: ______________________________                  By: ____________________________

SCHEDULE A

Nutritional Drink Description

KOIOS the drink is a mental performance/energy/fat burning RTD.  We use 11 specific ingredients that target brain function to give end users heightened brain activity without the over use of stimulants.  Each ingredient has been selected for their individual properties and years of medical research.  Each ingredient also works well in combonation to create elevated brain funtion.  The addition of Hemp Oil allows us to give our users a substance rich in Omegas without the harmful side effects of mercury from fish oil products.

For the purpose of the attached agreement "KO" and "GHS" joint venture is exclusively for a hemp derived drink and any further mutually agreed upon products.